                                                                     Exhibit 4.8





                                     VIATEL, INC.


          $524,500,000 REPRESENTING 500,000 SENIOR DISCOUNT DOLLAR UNITS,
                 EACH UNIT CONSISTING OF ONE 12.50% SENIOR DISCOUNT
  NOTE DUE 2008 AND .490 OF A SHARE OF SERIES A REDEEMABLE CONVERTIBLE PREFERRED
                                STOCK OF THE COMPANY
                $419,320,000 REPRESENTING 400,000 SENIOR DOLLAR UNITS,
               EACH UNIT CONSISTING OF ONE 11.25% SENIOR NOTE DUE 2008
                      AND .483 OF A SHARE OF SERIES A REDEEMABLE
CONVERTIBLE PREFERRED           STOCK OF THE COMPANY

          DM 237,606,410.80 REPRESENTING 226,000 SENIOR DISCOUNT DM UNITS,
                 EACH UNIT CONSISTING OF ONE 12.40% SENIOR DISCOUNT
                       NOTE DUE 2008 AND 2.77 10% SUBORDINATED
                   CONVERTIBLE DEBENTURES DUE 2011 OF THE COMPANY

               DM 186,877,322.80 REPRESENTING 178,000 SENIOR DM UNITS, EACH UNIT CONSISTING OF ONE 11.15% SENIOR
                       NOTE DUE 2008 AND 2.69 10% SUBORDINATED
                    CONVERTIBLE DEBENTURES DUE 2011 OF THE COMPANY

                                  PURCHASE AGREEMENT







                                    April 3, 1998

                                    VIATEL, INC.

                                 PURCHASE AGREEMENT

                                                                   April 3, 1998

Morgan Stanley & Co. Incorporated
Morgan Stanley Bank AG
Salomon Brothers Inc
ING Baring (U.S.) Securities, Inc.
NationsBanc Montgomery Securities LLC
c/o Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York  10036-8293

Dear Sirs and Mesdames:

          Viatel, Inc., a Delaware corporation (the "Company"), proposes to issue and sell to the initial purchasers named in Schedule I hereto (the "Initial Purchasers") 500,000 Senior Discount Dollar Units (the "Senior Discount Dollar Units"), 400,000 Senior Dollar Units (the "Senior Dollar Units"), 226,000 Senior Discount DM Units (the "Senior Discount DM Units") and 178,000 Senior DM Units (the "Senior DM Units" and together with the Senior Discount Dollar Units, the Senior Dollar Units and the Senior Discount DM Units, collectively, the "Units"). Each Senior Discount Dollar Unit will consist of (i) one 12.50% Senior Discount Note Due 2008 of the Company with a principal amount at maturity of $1,000 (the "Senior Discount Dollar Notes") to be issued pursuant to the provisions of an Indenture (the "Senior Discount Dollar Notes Indenture") to be dated as of the Closing Date (as defined below) between the Company and The Bank of New York, as trustee (in such capacity, the "Trustee") and (ii) .490 of a share of Series A Redeemable Convertible Preferred Stock, $.01 par value per share, of the Company (the "Series A Preferred"). Each Senior Dollar Unit will consist of (i) one 11.25% Senior Note Due 2008 of the Company with a principal amount of $1,000 (the "Senior Dollar Notes") to be issued pursuant to the provisions of an Indenture (the "Senior Dollar Notes Indenture") to be dated as of the Closing Date between the Company and the Trustee and (ii) .483 of a share of Series A Preferred. Each Senior Discount DM Unit will consist of (i) one 12.40% Senior Discount Note Due 2008 of the Company with a principal amount at maturity of DM 1,000 (the "Senior Discount DM Notes") to be issued pursuant to the provisions of an Indenture (the "Senior Discount DM Notes Indenture") to be dated as of the Closing Date among the Company, the Trustee and Deutsche Bank Aktiengesellschaft ("Deutsche Bank") and (ii) 2.77 10% Subordinated Convertible Debentures Due 2011 of the

Company (the "Debentures") to be issued pursuant to the provisions of an Indenture (the "Subordinated Indenture") to be dated as of the Closing Date among the Company, the Trustee and Deutsche Bank. Each Senior DM Unit will consist of (i) one 11.15% Senior Note Due 2008 of the Company with a principal amount of DM 1,000 (the "Senior DM Notes" and together with the Senior Discount Dollar Notes, the Senior Dollar Notes and the Senior Discount DM Notes, collectively, the "Notes") to be issued pursuant to the provisions of an Indenture (the "Senior DM Notes Indenture" and together with the Senior Discount Dollar Notes Indenture, the Senior Dollar Notes Indenture, the Senior Discount DM Notes Indenture and the Subordinated Indenture, collectively, the "Indentures") to be dated as of the Closing Date between the Company, the Trustee and Deutsche Bank and (ii) 2.69 Debentures. The Senior Dollar Notes Indenture will provide that on the Closing Date the Company will purchase and pledge to the Trustee for the benefit of the Holders of the Senior Dollar Notes, pursuant to the terms of the Pledge Agreement, the U.S. Pledged Securities in an amount sufficient, upon receipt of scheduled interest and principal payments on such securities, to provide for the payment in full of the first six scheduled interest payments on the Senior Dollar Notes. The Senior DM Notes Indenture will provide that on the Closing Date the Company will purchase and pledge to the Trustee for the benefit of the Holders of the Senior DM Notes, pursuant to the terms of the Pledge Agreement, the DM Pledged Securities in an amount sufficient upon receipt of scheduled interest and principal payments on such securities, to provide for the payment in full of the first six scheduled interest payments on the Senior DM Notes. Capitalized terms used herein without definition have the respective meanings specified in the Final Memorandum (as defined below).

          The Units will be offered without being registered under the Securities Act of 1933, as amended (the "Securities Act"), to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) in compliance with the exemption from registration provided by Rule 144A under the Securities Act, to other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that deliver a letter in the form annexed to the Final Memorandum and outside the United States in compliance with Regulation S under the Securities Act ("Regulation S").

          The Initial Purchasers and their direct and indirect transferees will be entitled to the benefits of a Registration Rights Agreement relating to the Notes, to be dated the date hereof, and to be substantially in the form attached hereto as Exhibit A (the "Note Registration Rights Agreement") and a Registration Rights Agreement relating to the Series A Preferred and the Debentures, to be dated the date hereof, and to be substantially in the form attached as Exhibit B (the "Conversion Shares Registration Rights Agreement," and together with the Note Registration Rights Agreement, the "Registration Rights Agreements").

          In connection with the sale of the Units, the Company has prepared a preliminary offering memorandum dated March 18, 1998 (the "Preliminary Memorandum") and will prepare a final offering memorandum (the "Final Memorandum" and, with the Preliminary Memorandum, each a "Memorandum") setting forth or including a description of the terms of the Units, the terms of the offering and a description of the Company and its business.

          1. REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to, and agrees with, you that as of the date hereof:

          (a) The Preliminary Memorandum as of the date hereof does not contain and the Final Memorandum, in the form used by the Initial Purchasers to confirm sales does not, and on the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements in or omissions from either Memorandum (or any supplement or amendment thereto) based upon information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser expressly for use therein.

          (b) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware with full corporate power and corporate authority to own its properties and to conduct its business as described in each Memorandum and is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect (as defined below) on the Company and its Subsidiaries, taken as a whole.

          (c) Each subsidiary of the Company is listed on Exhibit C hereto (each a "Subsidiary" and, collectively, the "Subsidiaries"). If applicable to such country, each of the Subsidiaries operating in such country has been duly incorporated or otherwise organized, is validly existing in good standing under the laws of the jurisdiction of its incorporation or organization, with full corporate power and corporate authority to own its properties and to conduct its business as described in each Memorandum and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect on the Company and the Subsidiaries, taken as a whole; all of the issued shares of capital stock or other equity interests, as the case may be, of each Subsidiary of the Company have been duly authorized and are validly issued, fully paid and non-assessable and are owned, either directly or indirectly, by the Company, free and clear of all liens, encumbrances, equities or claims, other than those indicated in either Memorandum.

          (d) This Agreement has been duly authorized, executed and delivered by the Company.

          (e) The Notes and the Debentures have been duly authorized by the Company and, when issued and authenticated in accordance with the respective indenture and delivered to and paid for by the Initial Purchasers in accordance with the terms of this Agreement and the respective Indenture, will (x) be valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors' rights generally and subject to general equitable principles (whether considered in a proceeding in equity or at law) (the "Enforceability Exceptions"), and (y) be entitled to the benefits of the respective indenture pursuant to which such Notes or Debentures are to be issued and the Registration Rights Agreements.

          (f) Each of the Indentures, the Subordinated Indenture and the Registration Rights Agreements has been duly authorized by the Company and, when duly executed and delivered by the Company, will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions and except that (x) rights to indemnification and contribution may be limited by public policy and (y) provisions of the Indentures and the Subordinated Indenture, if any, requiring any waiver of stay or extension laws, diligent performance or other acts on the part of the Trustee may be unenforceable under principles of public policy.

          (g) The Pledge Agreement has been duly authorized by the Company and, when executed and delivered by the Company, will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

          (h) Upon the delivery to the Trustee of the certificates or instruments, if any, representing the U.S. Pledged Securities and the DM Pledged Securities, the pledge of and grant of a security interest in the U.S. Pledged Securities and the DM Pledged Securities for the benefit of the Trustee and the holders of the Senior Dollar Notes and the Senior DM Notes, as the case may be, will constitute a first priority security interest in the U.S. Pledged Securities and the DM Pledged Securities, enforceable as against all creditors of the Company (and any persons purporting to purchase any of the U.S. Pledged Securities or DM Pledged Securities from the Company).

          (i) The authorized capital stock of the Company conforms as to legal matters to the description thereof contained in the Final Memorandum.

          (j) The outstanding shares of Common Stock, par value $.01 per share, of the Company (the "Common Stock") have been duly authorized and are validly issued, fully paid and non-assessable.

          (k) The Certificate of Designations, Preferences and Rights relating to the Series A Preferred (the "Certificate of Designations"), the proposed form of which will be furnished to you prior to the Closing Date, will have been duly filed with the Secretary of State of the State of Delaware and with all other offices where such filing is required, on or before the Closing Date.

          (l) The Series A Preferred has been duly authorized and, when issued and delivered to and paid for by the Initial Purchasers in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, and the issuance of the Series A Preferred will not be subject to any preemptive or similar rights.

          (m) The shares of Common Stock reserved for issuance upon conversion of the Series A Preferred and the Debentures have been duly authorized and reserved and, when issued upon conversion of the Series A Preferred and the Debentures in accordance with their terms, will be validly issued, fully paid and non-assessable, and the issuance of such shares of Common Stock will not be subject to any preemptive or similar rights.

          (n) The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement, the Indentures, the Subordinated Indenture, the Registration Rights Agreements, the Pledge Agreement, the Notes, the Debentures and the Series A Preferred (collectively, the "Transaction Documents") and the issuance, sale and delivery of the Units, Notes, Debentures and Series A Preferred and the issuance by the Company of the Common Stock upon conversion of the Series A Preferred and the Debentures in accordance with their terms will not contravene (i) any provision of applicable law, (ii) the certificate of incorporation or by-laws of the Company, (iii) any material agreement or other instrument binding upon the Company or any of its Subsidiaries, or
     (iv) any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any Subsidiary, except with respect to clauses (i) and (iii) to the extent that any contravention would not have a Material Adverse Effect (as defined below) on the Company and its Subsidiaries, taken as a whole, and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Company of its obligations under the Transaction Documents, except (x) such as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Units, Notes, Debentures and Series A Preferred, (y) such as may be required by Federal and state securities laws with respect to the Company's obligations under the Registration Rights Agreements and (z) for any consents, approvals, authorizations, orders or qualifications, the failure to obtain which would not have a Material Adverse Effect on the ability of the Company to perform its obligations under the Transaction Documents.

          (o) There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its Subsidiaries, taken as a whole (a "Material Adverse Effect"), from that set forth in the Preliminary Memorandum. Furthermore, (1) other than the transactions contemplated hereby, the Company and its Subsidiaries have not incurred any material liability or obligation, direct or contingent, nor entered into any material transaction not in the ordinary course of business; (2) the Company has not purchased any of its outstanding capital stock, nor declared, paid or otherwise made any dividend or distribution of any kind on its capital stock other than ordinary and customary dividends; and (3) there has not been any material change in the capital stock, short-term debt or long-term debt of the Company and its consolidated Subsidiaries, taken as a whole, except in each case as described in the Final Memorandum.

          (p) There are no legal or governmental proceedings pending or, to the knowledge of the Company, threatened to which the Company or any of its Subsidiaries is or may be a party or to which any of the properties of the Company or any of its Subsidiaries is or may be subject other than proceedings accurately described in all material respects in such Memorandum and proceedings that are not reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, or on the power or ability of the Company to perform its obligations under any of the Transaction Documents or to consummate the transactions contemplated by the Final Memorandum.

          (q) Neither the Company nor any affiliate of the Company (as defined in Rule 501(b) of Regulation D under the Securities Act, an "Affiliate") has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the sale of the Units, the Notes, the Debentures or the Series A Preferred in a manner that would require the registration under the Securities Act of the

     Units, the Debentures or the Series A Preferred or (ii) engaged in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) in connection with the offering of the Units, the Notes, Debentures or the Series A Preferred or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

          (r) The Company is not, and after giving effect to the offering and sale of the Units, the Notes, the Debentures and the Series A Preferred and the application of the proceeds thereof as described in the Final Memorandum under the caption "Use of Proceeds," will not be an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

          (s) Assuming the accuracy of the Initial Purchasers' representations contained herein and the Initial Purchasers' compliance with their agreements hereunder, it is not necessary to register the Units, the Notes, the Debentures or the Series A Preferred under the Securities Act or to qualify the Indentures or the Subordinated Indenture under the Trust Indenture Act of 1939, as amended.

          (t) The Company and its Subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("Environmental Laws"), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

          (u) There are no costs and liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

          (v) The Units, the Notes, the Debentures and the Series A Preferred satisfy the requirements set forth in Rule 144A(d)(3) under the Securities Act.

          (w) None of the Company, its Affiliates or any person acting on its or their behalf (other than the Initial Purchasers) has engaged in any directed selling efforts (as that term is defined in Regulation S under the Securities Act) with respect to the Units, the Notes, the Debentures or the Series A Preferred and the Company and its Affiliates and any person acting on its or their behalf (other than the Initial Purchasers) have complied with the offering restrictions requirement of Regulation S.

          (x) Except as described in each Memorandum, the Company and its Subsidiaries (i) have all necessary consents, authorizations, approvals, orders, certificates and permits of and from, and have made all declarations and filings with, all federal, state, local and other governmental, administrative or regulatory authorities, all self-regulatory organizations and all courts and other tribunals, to own, lease, license and use their properties and assets and to conduct their business in the manner described in each Memorandum, except to the extent that the failure to obtain such consents, authorizations, approvals, orders, certificates or permits or make such declarations or filings would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole; and
     (ii) has not received any notice of proceedings relating to the violation, revocation or modification of any such license, consent, authorization, approval, order, certificate or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

          (y) The Company and its Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of the Company and its Subsidiaries, taken as a whole, in each case free and clear of all liens, encumbrances and defects except (i) such as are reflected in the Company's financial statements or are described in each Memorandum,
     (ii) such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries; or (iii) such as do not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole; and any real property and buildings held under lease by the Company and its Subsidiaries are held by them under valid, binding and enforceable leases with such exceptions as are not material and do not materially interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries, in each case except as described in or contemplated by each Memorandum and subject to Enforceability Exceptions.

          (z) The Company and its Subsidiaries own or possess, or can acquire on reasonable terms, all material patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names currently employed by them in connection with the business now operated by them, and, except as set forth in each Memorandum, neither the Company nor any of its Subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would be reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

          (aa) No material labor dispute with the employees of the Company or any of its Subsidiaries exists, except as described in or contemplated by each Memorandum, or, to the knowledge of the Company, is imminent; and the Company is not aware of any existing, threatened or imminent labor disturbance by the employees of any of its principal suppliers, manufacturers or contractors that might reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

          (bb) The Company and its Subsidiaries are insured against such losses and risks and in such amounts as the Company reasonably believes are prudent and customary in the businesses in which they are engaged; neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for; and neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, except as described in or contemplated by each Memorandum.

          (cc) The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          (dd) The Units, the Notes, the Debentures, the Series A Preferred, the Common Stock, the Indentures and the Subordinated Indenture conform in all material respects to the description thereof contained in the Final Memorandum under the headings "Description of the Units," "Description of the Notes," "Description of the

     Subordinated Convertible Debentures," "Description of the Series A Preferred," and "Description of Capital Stock," respectively.

          2. AGREEMENTS TO SELL AND PURCHASE. The Company hereby agrees to sell to the several Initial Purchasers, and the Initial Purchasers, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agree, severally and not jointly, to purchase from the Company the number of Senior Discount Dollar Units, Senior Dollar Units, Senior Discount DM Units and Senior DM Units set forth in Schedule I hereto opposite their names at a purchase price of $571.86115 per Senior Discount Dollar Unit, (the "Discount Dollar Purchase Price"), $1,013.62650 per Senior Dollar Unit (the "Senior Dollar Purchase Price"), DM 576.59519 per Senior Discount DM Unit (the "Discount DM Purchase Price") and DM 1,015.12573 per Senior DM Unit (the "Senior DM Purchase Price" and, together with the Discount Dollar Purchase Price, Senior Dollar Purchase Price and Discount DM Purchase Price, collectively, the "Purchase Price") plus accrued interest, if any, on the Notes from April 8, 1998 to the Closing Date.

          The Company hereby agrees that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Initial Purchasers, it will not, during the period ending 90 days after the date of the Final Memorandum,
(i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (A) the sale of the Series A Preferred and Debentures under this Agreement or (B) any options to purchase Common Stock, or any shares of Common Stock issued by the Company upon the exercise of such options granted under the Company's existing Stock Incentive Plan or upon the exercise of any other outstanding options or warrant or the conversion of a security outstanding on the date hereof.

          The Company hereby agrees that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Initial Purchasers, it will not, during the period beginning on the date hereof and continuing to and including the Closing Date, offer, sell, contract to sell or otherwise dispose of any debt of the Company or warrants to purchase debt of the Company substantially similar to the Notes or the Debentures (other than the sale of the Notes and the Debentures under this Agreement).

          3.   TERMS OF OFFERING.   You have advised the Company that the
Initial Purchasers will make an offering of the Units purchased by the Initial Purchasers hereunder on the terms set forth in the Final Memorandum, as soon as practicable after this Agreement is entered into as in your judgment is advisable.

          4. PAYMENT AND DELIVERY. Payment for the Senior Discount Dollar Units and the Senior Dollar Units shall be made to the Company in Federal or other funds immediately available in New York City against delivery of such Units and payment for the Senior Discount DM Units and the Senior DM Units shall be made to the Company in Deutsche Mark against delivery of such Units at the closings (the "Closings") to be held at the office of Shearman & Sterling, 599 Lexington Avenue, New York, New York, at 10:00 A.M. and 4:00 A.M., respectively, local time, on April 8, 1998, or at such other time on the same or such other date, not later than April 22, 1998, as shall be agreed to by the Company and Morgan Stanley & Co. Incorporated. The time and date of such payment are herein referred to as the "Closing Date."

          Certificates for the Units shall be in definitive form or global form, as specified by you, and registered in such names and in such denominations as you shall request in writing not later than two full business days prior to the Closing Date. The certificates evidencing the Units (other than the Regulation S Global Note and the Regulation S Global Subordinated Certificate, which shall be delivered to DBC one business day prior to the Closing Date) shall be delivered to you on the Closing Date for the accounts of the Initial Purchasers, with any transfer taxes payable in connection with the transfer of the Units to the Initial Purchasers duly paid, against payment of the purchase price therefor.

          5. Conditions to the Initial Purchaser's Obligations. The several obligations of the Initial Purchasers to purchase and pay for the Units on the Closing Date is subject to the following conditions:

          (a) Subsequent to the execution and delivery of this Agreement and prior to the Closing Date,

               (i) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any of the Company's securities by any nationally recognized statistical rating organization," as such term is defined for purposes of Rule 436(g)(2) under the Securities Act; and

               (ii) there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations, of the Company and its subsidiaries, taken as a whole, from that set forth in the Final Memorandum (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement) that, in your judgment, is material and adverse and that makes it, in your judgment, impracticable to market the Units on the terms and in the manner contemplated in the Final Memorandum.

          (b) The Initial Purchasers shall have received on the Closing Date a certificate, dated the Closing Date and signed by an executive officer of the Company, to the effect set forth in Section 5(a)(i) of this Agreement and to the effect that the representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Date and that the Company has complied with all of the agreements and satisfied all of the conditions contained herein on its part to be performed or satisfied hereunder on or before the Closing Date.

          The officer signing and delivering such certificate may rely upon the best of his or her knowledge as to any proceedings threatened.

          (c) The Initial Purchasers shall have received on the Closing Date an opinion of Kelley Drye & Warren LLP, outside counsel to the Company, dated
     the Closing Date, to the effect set forth in Exhibit D.   Such opinion
     shall be rendered to the Initial Purchasers at the request of the Company and shall so state therein.

          (d) The Initial Purchasers shall have received on the Closing Date opinions of foreign local counsel in Germany, Switzerland, Colombia, Brazil, Argentina, Italy, France, Belgium, Spain, The Netherlands and the United Kingdom dated the Closing Date, to the effect set forth in Exhibit E or as to such other form as agreed to by the Initial Purchasers. Such opinions shall be rendered to the Initial Purchasers at the request of the Company and shall so state therein.

          (e) The Initial Purchasers shall have received on the Closing Date an opinion of Morrison & Forester, LLP, special U.S. communications counsel to the Company, together with opinion of Nebraska counsel, each dated the
     Closing Date, substantially to the effect set forth in Exhibit F.   Such
     opinions shall be rendered to the Initial Purchasers at the request of the Company and shall so state therein.

          (f) The Initial Purchasers shall have received on the Closing Date opinions of Davis, Graham and Stubbs and Swidler & Berlin, Chartered, counsel to Flat Rate Communications, Inc., dated the Closing Date, to the effect set forth in Exhibit E. Such opinion shall be rendered to the Initial Purchasers to the request of the Company and shall so state therein.

          (g) The Initial Purchasers shall have received on the Closing Date an opinion of Shearman & Sterling, counsel to the Initial Purchasers, dated the Closing Date, in form and substance satisfactory to you.

          (h) The Initial Purchasers shall have received on each of the date hereof and the Closing Date a letter, dated the date hereof or the Closing Date, as the case may be, in form and substance satisfactory to the Initial Purchasers, from KPMG Peat Marwick LLP, independent public accountants, containing statements and information of the type ordinarily included in accountants' "comfort letters" to underwriters with respect to the financial statements and certain financial information contained in the Final Memorandum; PROVIDED that the letter delivered on the Closing Date shall use a "cut-off date" not earlier than the date hereof.

          (i) The Initial Purchasers shall have received on the Closing Date a certificate from the United States Trust Company of New York, in its capacity as depositary, dated the Closing Date, to the effect that all $120.7 million aggregate principal amount at maturity of the Company's 15% Senior Discount Notes Due 2005 had been irrevocably tendered for exchange.

          (j) The Certificate of Designations, in the form of which has been furnished to you, shall have been filed with the Secretary of State of the State of Delaware and with all other offices where such filing is required.

          (k) You shall have received such other documents and certificates as are reasonably requested by you or your counsel.

          6. COVENANTS OF THE COMPANY. In further consideration of the agreements of the Initial Purchasers contained in this Agreement, the Company covenants with the Initial Purchasers as follows:

          (a) To use its best efforts to furnish to you in New York City, without charge, prior to 10:00 a.m. New York City time on the business day next succeeding the date of this Agreement and during the period mentioned in Section 6(c), as many copies of the Final Memorandum and any supplements and amendments thereto as you may reasonably request.

          (b) Before amending or supplementing either Memorandum, to furnish to you a copy of each such proposed amendment or supplement and not to use any such proposed amendment or supplement without the consent of Morgan Stanley & Co. Incorporated, which consent shall not be unreasonably withheld or delayed.

          (c) If, during such period after the date hereof and prior to the date on which all of the Units shall have been sold by the Initial Purchasers, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Final Memorandum in order to make the statements therein, in the light of the circumstances when the Final Memorandum is delivered to a purchaser, not misleading, or if, in the opinion of counsel to the Initial Purchasers it is necessary to amend or supplement the Final Memorandum to comply with applicable law, forthwith to prepare and furnish, at its own expense, to the Initial Purchasers, either amendments or supplements to the Final Memorandum so that the statements in the Final Memorandum as so amended or supplemented will not, in the light of the circumstances when the Final Memorandum is delivered to a purchaser, be misleading or so that the Final Memorandum, as so amended or supplemented, will comply with applicable law.

          (d) To endeavor to qualify the Units, the Notes, the Debentures, the Series A Preferred and the Common Stock issuable upon conversion of the Series A Preferred and the Debentures for offer and sale under the securities or Blue Sky laws of such jurisdictions as you shall reasonably request; PROVIDED that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action which would subject it to taxation in any jurisdiction where it is not now so subject or to service or process in suits, other than those arising out of the offering or sale of the Units, the Notes, the Debentures, the Series A Preferred or the Common Stock issuable upon conversion of the Debentures and the Series A Preferred in any jurisdiction where it is not now so subject.

          (e) Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including: (i) the preparation of each Memorandum and all amendments and supplements thereto, (ii) the preparation, issuance and delivery of the Units, the Notes, the Debentures and the Series A Preferred, (iii) the fees and disbursements of the Company's counsel and accountants and the Trustee and its counsel, (iv) the qualification of such Units, Notes, Debentures and Series A Preferred under securities or Blue Sky laws in accordance with the provisions of Section 6(d), including filing fees and the fees and disbursements of counsel for the Initial Purchasers in connection therewith and in connection with the preparation of any Blue Sky or legal investment memoranda, (v) the printing and delivery to the Initial Purchasers in quantities as hereinabove stated of copies of each Memorandum and any amendments or supplements thereto,
     (vi) any fees charged by rating agencies, (vii) all document production charges and expenses of counsel to the Initial Purchasers (but not including their fees for professional services) in connection with the preparation of this Agreement, (viii) the fees and expenses, if any, incurred in connection with the admission of such Units, Notes, Debentures or Series A Preferred for trading in the Private Offerings, Resales and Trading through Automatic Linkages Market ("PORTAL") or any other appropriate market system, (ix) the costs and expenses of the Company relating to investor presentations on any "road show" undertaken in connection with the marketing of the Offering, including, without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Company, travel and lodging expense of the representatives and officers of the Company and any such consultants, and the cost of any aircraft chartered in connection with the road show with the prior approval of the Company, and (x) all other costs and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section. It is understood, however, that except as provided in this Section, Section 8 and
     Section 11, the Initial Purchasers will pay all of their costs and expenses, including fees and disbursements of their counsel, transfer taxes payable on resale of any of the Units, the Notes, the Debentures or the Series A Preferred by them and any advertising expenses connected with any offers they may make.

          (f) Neither the Company nor any Affiliate will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) which would be integrated with the sale of the Units, the Notes, the Debentures or the Series A Preferred in a manner which would require the registration under the Securities Act of such Units, Notes, the Debentures or Series A Preferred.

          (g) Not to solicit any offer to buy or offer or sell the Units, Notes, the Debentures or Series A Preferred by means of any form of general solicitation or general advertising (within the meaning of Rule 502(c) under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act, except as may be contemplated by the Registration Rights Agreements.

          (h) While any of the Units, the Notes, the Debentures or the Series A Preferred remain "restricted securities" within the meaning of Rule 144 under the Securities Act, to make available, upon request, to any seller of such Units, Notes, the Debentures or the Series A Preferred the information specified in Rule 144A(d)(4) under the Securities Act, unless the Company is then subject to and in compliance with Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

          (i) Except as may be contemplated by the Registration Rights Agreements, none of the Company, its Affiliates or any person acting on its or their behalf (other than the Initial Purchasers) will engage in any directed selling efforts (as that term is defined in Regulation S) with respect to the Units, the Notes, the Debentures or the

     Series A Preferred and the Company and its Affiliates and each person acting on its or their behalf (other than the Initial Purchasers) will comply with the offering restrictions of Regulation S.

          (j) To refuse, and to cause the Trustee or the registrar and transfer agent, as the case may be, to refuse, to register any transfer of the Units, the Notes, the Debentures or the Series A Preferred sold pursuant to Regulation S if such transfer is not made in accordance with the provisions of Regulation S and the Indentures.

          (k) To use its reasonable best efforts to permit the Units, the Notes, the Debentures or the Series A Preferred to be designated PORTAL securities in accordance with the rules and regulations adopted by the National Association of Securities Dealers, Inc. relating to trading in the PORTAL Market.

          (l) The Company shall not, and shall use its best efforts to cause its Affiliates not to, purchase and then resell or otherwise transfer any Units, Notes, Debentures or the Series A Preferred.

          7.   OFFERING OF UNITS, NOTES, DEBENTURES AND SERIES A PREFERRED;
RESTRICTIONS ON TRANSFER.  (a)   Each Initial Purchaser, severally and not
jointly, represents and warrants that such Initial Purchaser is a qualified institutional buyer as defined in Rule 144A under the Securities Act (a "QIB"). Each Initial Purchaser, severally and not jointly, agrees with the Company that
(i) it will not solicit offers for, or offer or sell, Units, Notes, Debentures or Series A Preferred by any form of general solicitation or general advertising (as those terms are used in Rule 502(c) under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act and (ii) it will solicit offers for Units, Notes, Debentures or Series A Preferred only from, and will offer such Units, Notes, Debentures and Series A Preferred only to, persons that it reasonably believes to be (A) in the case of offers inside the United States, (x) other QIBs or (y) institutional accredited investors (as defined in Rule 501(a) (1), (2), (3) or (7) under the Securities Act) ("institutional accredited investors") that, prior to their purchase of Units, Notes, Debentures or Series A Preferred, deliver to such Initial Purchaser a letter containing the representations and agreements set forth in Appendix A to the Final Memorandum and (B) in the case of offers outside the United States, to persons other than U.S. persons ("foreign purchasers," which term shall include dealers or other professional fiduciaries in the United States acting on a discretionary basis for foreign beneficial owners (other than an estate or trust)) in reliance upon Regulation S under the Securities Act that, in each case, in purchasing such Units, Notes, the Debentures or the Series A Preferred are deemed to have represented and agreed as provided in the Final Memorandum under the caption "Transfer Restrictions."

          (b) Each Initial Purchaser, severally and not jointly, represents, warrants, and agrees with respect to offers and sales outside the United States that:

               (i) it understands that no action has been or will be taken in any jurisdiction by the Company that would permit a public offering of the Units, the Notes, the Debentures or the Series A Preferred, or possession or distribution of either Memorandum or any other offering or publicity material relating to the Units, the Notes, the Debentures or the Series A Preferred, in any country or jurisdiction where action for that purpose is required;

               (ii) such Initial Purchaser will comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers Units, Notes, Debentures or Series A Preferred or has in its possession or distributes either Memorandum or any such other material, in all cases at its own expense;

               (iii) the Units, the Notes, the Debentures or the Series A Preferred have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Rule 144A under the Securities Act or pursuant to another exemption from the registration requirements of the Securities Act;

               (iv) such Initial Purchaser has offered the Units, the Notes, the Debentures or the Series A Preferred and will offer and sell the Units, the Notes, the Debentures or the Series A Preferred (A) as part of their distribution at any time and
          (B) otherwise until 40 days after the Closing Date, with respect to the Notes and the Debentures, and one year after the Closing Date with respect to the Units and the Series A Preferred, only in accordance with Rule 903 of Regulation S or as otherwise permitted in Section 7(a); accordingly, neither such Initial Purchaser, its Affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Units, the Notes, the Debentures or the Series A Preferred, and any such Initial Purchaser, its Affiliates and any such persons have complied and will comply with the offering restrictions requirement of Regulation S;

               (v) such Initial Purchaser has (A) not offered or sold and, prior to the date six months after the Closing Date, will not offer or sell any Units, Notes, Debentures or Series A Preferred to persons in the

          United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (B) complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Units, the Notes, the Debentures or the Series A Preferred in, from or otherwise involving the United Kingdom; and (C) only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Units, the Notes, the Debentures or the Series A Preferred to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, or is a person to whom such document may otherwise lawfully be issued or passed on;

               (vi) such Initial Purchaser understands that the Units, the Notes, the Debentures and the Series A Preferred have not been and will not be registered under the Securities and Exchange Law of Japan, and represents that it has not offered or sold, and agrees that it will not offer or sell, any Units, Notes, Debentures or Series A Preferred directly or indirectly in Japan or for the account of any resident thereof except pursuant to any exemption from the registration requirements of the Securities and Exchange Law of Japan and otherwise in compliance with applicable provisions of Japanese law; and

               (vii) such Initial Purchaser agrees that, at or prior to confirmation of sales of the Units, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Units from it during the restricted period a confirmation or notice to substantially the following effect:

               "The Units, the Notes, the Debentures and the Series A Preferred covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the closing date with respect to the Notes and the Debentures and one year after the Closing Date with respect to the Units and the Series A Preferred, except in either case in accordance with Regulation S (or Rule 144A if available) under the Securities Act. Terms used above have the meaning given to them by Regulation S."

     Terms used and not defined in this Section 7(b) have the meanings given to them by Regulation S.

          8. INDEMNIFICATION AND CONTRIBUTION. (a) The Company agrees to indemnify and hold harmless each Initial Purchaser, and each person, if any, who controls such Initial Purchaser within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in either Memorandum (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; PROVIDED, HOWEVER, that the Company will not be liable in any such case to the extent, but only to the extent, that any such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser expressly for use therein; PROVIDED, HOWEVER, that the foregoing indemnity agreement with respect to any Preliminary Memorandum shall not inure to the benefit of any Initial
Purchaser from whom the person asserting any such losses, claims, damages or liabilities purchased Units, or any person controlling such Initial
Purchaser, if a copy of the Final Memorandum (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Initial Purchaser to such person if required by law so to have been delivered at or prior to the written confirmation of the sale of the units to such person, and if the Final Memorandum (as so amended or supplemented) would have cured the defect giving rise to such losses, claims, damages or liabilities, unless such failure is the result of noncompliance by the Company with Section 6(a) hereof.
          (b) Each Initial Purchaser agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors, its officers and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Initial Purchaser, but only with reference to information relating to such Initial Purchaser furnished to the Company in writing by such Initial Purchaser expressly for use in either Memorandum or any amendments or supplements thereto.

          (c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to either Section 8(a) or 8(b), such person (the "indemnified party") shall promptly notify the person against whom such indemnity may be sought (the "indemnifying party") in writing (but the failure to so notify an indemnifying party shall not relieve it from any liability which it may have under this Section 8, except to the extent that it has been prejudiced in any material respect by such failure, or from any liability it may otherwise have) and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by Morgan Stanley & Co. Incorporated in the case of parties indemnified pursuant to Section 8(a) and by the Company in the case of parties indemnified pursuant to Section 8(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 60 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, which consent may not be unreasonably withheld, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder (whether or not any indemnified party is an actual or potential party to such proceeding) by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

     (d) To the extent the indemnification provided for in Section 8(a) or 8(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such section, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities

(i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Initial Purchasers, on the other hand, from the offering of such Units or (ii) if the allocation provided by clause 8(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 8(d)(i) above but also the relative fault of the Company, on the one hand, and the Initial Purchasers, on the other hand, in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and the Initial Purchasers, on the other hand, in connection with the offering of the Units shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Units (net of discounts and commissions but before deducting expenses) received by the Company and the total discounts and commissions received by the Initial Purchasers in respect thereof bear to the aggregate offering price of the Units. The relative fault of the Company, on the one hand, and of the Initial Purchasers, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Initial Purchasers and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

     (e) The Company and the Initial Purchaser agree that it would not be just or equitable if contribution pursuant to this Section 8 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 8(d) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this
Section 8, the Initial Purchasers shall not be required to contribute any amount in excess of the amount by which the total price at which the Units resold by it in the initial placement of such Units were offered to investors exceeds the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

     (f)  The indemnity and contribution provisions contained in this
Section 8 and the representations, warranties and other statements of the Company contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Initial Purchaser or any person controlling or Initial Purchaser or by or on behalf of the Company, its officers or directors or any person controlling the Company and (iii) acceptance of and payment for any of the Units.

     9. TERMINATION. This Agreement shall be subject to termination by notice given by you to the Company, if (a) after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on or by, as the case may be, any of the New York Stock Exchange, the American Stock Exchange, the National Association of Securities Dealers, Inc., the Chicago Board of Options Exchange, the Chicago Mercantile Exchange or the Chicago Board of Trade, (ii) trading of any securities of the Company shall have been suspended on any exchange or in any over-the-counter market, (iii) a general moratorium on commercial banking activities in New York shall have been declared by either Federal or New York State authorities or (iv) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis that, in your judgment, is material and adverse and (b) in the case of any of the events specified in clauses 9(a)(i) through 9(a)(iv), such event singly or together with any other such event makes it, in your judgment, impracticable to market the Units on the terms and in the manner contemplated in the Final Memorandum.

     10. EFFECTIVENESS. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

     11. MISCELLANEOUS. If, on the Closing Date any one or more of the Initial Purchasers shall fail or refuse to purchase Units that it or they have agreed to purchase hereunder on such date, and the amount of Units which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase is not more than one-tenth of the aggregate amount of Units to be purchased on such date, the other Initial Purchasers shall be obligated severally in the proportions that the amount of Units set forth opposite their respective names in Schedule I bears to the aggregate amount of Units set forth opposite the names of all such non-defaulting Initial Purchasers, or in such other proportions as you may specify, to purchase the Units which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase on such date; PROVIDED that in no event shall the amount of Units that any Initial Purchaser has agreed to purchase pursuant to Section 2 be increased pursuant to Section 11 by an amount in excess of one-ninth of such amount of Units without the written consent of such Initial Purchaser. If, on the Closing Date, any Initial Purchaser or Initial Purchasers shall fail or refuse to purchase Units which it or they have agreed to purchase hereunder on such date and the aggregate amount of Units with respect to which such default occurs is more than one-tenth of the aggregate amount of Units to be purchased on such date and arrangements satisfactory to you and the Company for the purchase of such Units are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Initial Purchaser or the Company.

In any such case either you or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Final Memorandum or in any other documents or arrangements may be effected. Any action taken under this paragraph shall not relieve any defaulting Initial Purchaser from liability in respect of any default of such Initial Purchaser under this Agreement.

     If this Agreement shall be terminated by the Initial Purchasers, or any of them, because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company shall be unable to perform its obligations under this Agreement (other than by reason of a breach of this Agreement by the Initial Purchasers), the Company will reimburse the Initial Purchasers or such Initial Purchasers as have so terminated this Agreement with respect to themselves, severally for all out-of-pocket expenses (including the fees and disbursements of their counsel) reasonably incurred by such Initial Purchasers in connection with this Agreement or the offering contemplated hereunder.

     12. NOTICES. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally to the parties hereto as follows:

          (a)  If to you:

               Morgan Stanley & Co. Incorporated
               1585 Broadway
               New York, New York  10036
               Attention:  Ken Pott

          (b)  If to the Company:

               Viatel, Inc.
               800 Third Avenue
               New York, New York  10022
               Attention:     Sheldon M. Goldman
                              Senior Vice President,
                              Business Affairs and General Counsel
               with a copy to:

               Kelley Drye & Warren LLP
               Two Stamford Plaza
               281 Tresser Blvd.
               Stamford, Connecticut  06901-3229
               Attention:  James P. Prenetta

     13. COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     14.  APPLICABLE LAW.   This Agreement shall be governed by and
construed in accordance with the internal laws of the State of New York.

     15. HEADINGS. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

     Please confirm your agreement to the foregoing by signing in the space provided below for that purpose and returning to us a copy hereof, whereupon this Agreement shall constitute a binding agreement between us.


                              Very truly yours,

                              VIATEL, INC.


                              By /s/ Michael J. Mahoney
                                 --------------------------
                                 Name:  Michael J. Mahoney
                                 Title: President and Chief Executive
                                        Officer


Agreed, April 3, 1998

MORGAN STANLEY & CO. INCORPORATED
MORGAN STANLEY BANK AG
SALOMON BROTHERS INC
ING BARING (U.S.) SECURITIES, INC.
NATIONSBANC MONTGOMERY SECURITIES LLC

By:  MORGAN STANLEY & CO. INCORPORATED

  In its individual capacity and as representative of the other Initial Purchasers.



  By /s/ Kenneth G. Pott
     -----------------------------
     Name:  Kenneth G. Pott
     Title: Vice President

                                             SCHEDULE I


                                     Number of Senior       Number of Senior    Number of Senior    Number of Senior
                                   Discount Dollar Units    Dollar Units To     Discount DM Units    DM Units To Be
Initial Purchasers                    To Be Purchased         Be Purchased       To Be Purchased       Purchased
------------------                    ---------------         ------------       ---------------       ---------
Morgan Stanley & Co. Incorporated*       401,171.12            318,453.57           181,933.40         139,484.65

Salomon Brothers Inc                      32,942.96             27,182.14            14,688.87          12,838.45

ING Baring (U.S.) Securities, Inc.        32,942.96             27,182.14            14,688.87          12,838.45

NationsBanc Montgomery Securities LLC     32,942.96             27,182.14            14,688.87          12,838.45
                                        -----------           -----------          -----------        -----------

  Total                                  500,000.00            400,000.00           226,000.00         178,000.00
                                        -----------           -----------          -----------        -----------
                                        -----------           -----------          -----------        -----------


-------------------
          The offering of the Senior Discount DM Units and the Senior DM Units outside the United States is lead managed by Morgan Stanley Bank AG, an affiliate of Morgan Stanley & Co. Incorporated.

                                                                       EXHIBIT A

                      Form of Note Registration Rights Agreement

                                                                       EXHIBIT B

                     Form of Shelf Registration Rights Agreement

                                                                       EXHIBIT C

SUBSIDIARIES OF VIATEL, INC.


NAME OF SUBSIDIARY                 JURISDICTION OF INCORPORATION OR ORGANIZATION
------------------                 ---------------------------------------------

Viatel U.K. Limited                          United Kingdom
Viaphone S.R.L.                              Italy
Viatel S.R.L.                                Italy
Viatel Operations, S.A.                      France
Viatel S.A.                                  France
Viafon Dat Iberica, S.A.                     Spain
Viatel Global Communications Espana S.A.     Spain
Viatel Belgium SA/NV                         Belgium
Viaphone SA/NV                               Belgium
Viatel Gmbh                                  Germany
Viaphone Gmbh                                Germany
Viatel AG                                    Switzerland
Viaphone AG                                  Switzerland
Viatel Global Communications BV              Netherlands
Viafoperations BV                            Netherlands
Viacol Ltda.                                 Colombia
Viatel Colombia Management Inc.              Delaware
Viatel Colombia Holdings, Inc.               Delaware
Viatel Sales U.S.A., Inc.                    Delaware
YYC Communications                           Delaware
Viatel Nebraska, Inc.                        Delaware
Viatel Sweden, Inc.                          Delaware
Viatel Finland, Inc.                         Delaware
Viatel Argentina Holdings, Inc.              Delaware
Viatel Argentina Management, Inc.            Delaware
Viatel Brazil Management, Inc.               Delaware
Viatel Brazil Holdings, Inc.                 Delaware

                                                                       EXHIBIT D


                                 Form of Opinion of
                              Kelley Drye & Warren LLP


          Pursuant to Section 5(c) of the Purchase Agreement, Kelley Drye & Warren LLP shall deliver an opinion to the effect that:

          (A) the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware with full corporate power and corporate authority to own its properties and to conduct its business as described in the Final Memorandum (references herein to the Final Memorandum being taken to mean the same, as amended or supplemented), and is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification; except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole;

          (B) the Purchase Agreement has been duly authorized, executed and delivered by the Company;

          (C) the Pledge Agreement has been duly authorized, executed and delivered by the Company, and assuming due authorization, execution and delivery by the Trustee, the Pledge Agreement will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors' rights generally and equitable principles (whether considered in a proceeding in equity or at law);

          (D) upon the delivery to the Trustee of the certificates or instruments, if any, representing the U.S. Pledged Securities and the DM Pledged Securities, the pledge of and grant of a security interest in the U.S. Pledged Securities and the DM Pledged Securities for the benefit of the Trustee and the holders of the Senior Dollar Notes and the Senior DM Notes will constitute a first priority security interest in the U.S. Pledged Securities and the DM Pledged Securities, enforceable as against all creditors of the Company (and any person purporting to purchase any of the U.S. Pledged Securities or DM Pledged Securities from the Company);

          (E) the authorized capital stock of the Company conforms as to legal matters to the description thereof contained in the Final Memorandum;

          (F) the outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid and non-assessable;

          (G) the Certificate of Designation creating the Series A Preferred has been duly filed with the Secretary of State of the State of Delaware and with any other offices where such filing is required to be made on or prior to the Closing Date;

          (H) the Series A Preferred has been duly authorized and, when issued and delivered to and paid for by the Initial Purchasers in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable, and the issuance of such Series A Preferred will not be subject to any preemptive or similar rights;

          (I) the shares of Common Stock reserved for issuance upon conversion of the Debentures and the Series A Preferred have been duly authorized and reserved and, when issued upon conversion of the Debentures and the Series A Preferred in accordance with their terms, will be validly issued, fully paid and non-assessable, and the issuance of such shares of Common Stock will not be subject to any preemptive or similar rights;

          (J) the Notes and the Debentures have been duly authorized, executed, and issued by the Company and, assuming due authentication thereof by the Trustee in accordance with the terms of the respective indenture and upon payment and delivery in accordance with the terms of the Purchase Agreement, will (x) constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors' rights generally and equitable principles (whether considered in a proceeding in equity or at law) and (y) be entitled to the benefits of the respective indenture and the Registration Rights Agreements;

          (K) each of the Indentures and the Registration Rights Agreements has been duly authorized, executed and delivered by the Company, and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as
     (x) the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar state or federal laws affecting the rights and remedies of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), (y) rights to indemnification and contribution may be limited by public policy and (z) provisions of the Indentures and the Supplemental Indentures, if any, requiring any waiver of stay or extension laws, diligent performance or other acts on the part of the Trustee may be unenforceable under principles of public policy;

          (L) neither the execution, delivery nor performance by the Company of its obligations under the Transaction Documents nor the issuance, sale and delivery of the Units, the Notes, the Debentures and the Series A Preferred and the issuance of the Common Stock upon conversion of the Series A Preferred and the Debentures in accordance with their terms will contravene
     (i) the DGCL or any U.S. federal or New York State law, statute, ordinance, rule, regulation, judgment, order or decree applicable to the Company or any of its assets or properties, whether owned or leased, (ii) the Certificate of Incorporation or By-laws of the Company, (iii) any agreement or other instrument binding upon the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole, or
     (iv) any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any Subsidiary, except, in the case of clauses (i), (iii) and (iv), for such contraventions which would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole and, except as may be required under applicable state securities or Blue Sky laws, and except for the filing of registration statements under the Securities Act and qualification of the Indentures under the Trust Indenture Act in connection with the Registration Rights Agreements, no consent, approval, authorization or order of, or qualification with, any U.S. federal or New York or Delaware state governmental body or agency is required for the performance by the Company of its obligations under the Transaction Documents;

          (M) to the best knowledge of such counsel, there is no legal or governmental proceeding, now pending or threatened, to which the Company or any of its Subsidiaries is a party or to which any of the properties of the Company or any of its Subsidiaries is or may be subject that is required to be disclosed in the Final Memorandum and that is not so disclosed, or which could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, or on the ability of the Company to perform its obligations under the Transaction Documents or to consummate the transactions contemplated by the Final Memorandum;

          (N) the Company is not, and after giving effect to the offering and sale of the Units, the Notes, the Debentures and the Series A Preferred and the application of the proceeds thereof as described in the Final Memorandum, will not be an "investment company" as such term is defined in the Investment Company Act of 1940, as amended;

          (O) the statements in the Final Memorandum under the captions "Business - Legal Proceedings," "Description of Certain Indebtedness," "Description of the Units," "Description of the Series A Preferred," "Description of the Subordinated Convertible Debentures," "Description of Capital Stock," "Private Placement" and "Transfer Restrictions," in each case insofar as such statements constitute summaries of the legal matters, documents or proceedings referred to therein, constitute accurate summaries of the matters described therein in all material respects;

          (P) the statements in the Final Memorandum, under the caption "Certain Income Tax Considerations--Certain United States Federal Income Tax Considerations" insofar as such statements constitute summaries of certain U.S. federal income tax laws and regulations, constitute accurate summaries of the matters described therein in all material respects; and

          (Q) based upon the representations, warranties, and agreements of the Company in the Purchase Agreement and of the Initial Purchasers in Section 7 of the Purchase Agreement, it is not necessary in connection with the offer, sale and delivery of the Units, the Notes, the Debentures and the Series A Preferred to the Initial Purchasers under the Purchase Agreement or in connection with the initial resale of such Units, the Notes, the Debentures and the Series A Preferred by the Initial Purchasers solely in accordance with Section 7 of the Purchase Agreement to register the Units, the Notes, the Debentures and the Series A Preferred under the Securities Act, it being understood that no opinion is expressed as to any subsequent resale of any Unit, Note, Debenture or share of Series A Preferred.

                                    ATTACHMENT A

                                          TO

                       FORM OF KELLEY DRYE & WARREN LLP OPINION
                       ----------------------------------------

     In the course of the preparation by the Company of the Final Memorandum, we have participated in conferences with officers, directors and representatives of the Company, its independent auditors, your representatives and representatives of your counsel at which conferences the contents of the Final Memorandum and
related matters were discussed.   Although we have not independently verified
the accuracy or completeness of, or otherwise verified the statements made in the Final Memorandum (other than as expressly provided above), nothing has come to our attention that has led us to believe that the Final Memorandum, as of its date or the date hereof, contained an untrue statement of a material fact or omitted to state a material fact necessary in order the make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, we are not expressing any opinion or belief as to the financial statements and supporting notes and schedules and other financial data contained in the Final Memorandum.

                                                                       EXHIBIT E


                        Form of Foreign Local Counsel Opinion




          (A) [________] (the "Company") has been duly incorporated, is validly existing as a company under the laws of [Name of Country], has the corporate power and authority to own its property and to conduct its business as described in the Offering Memorandum of Viatel, Inc. dated [______], 1998 (the "Final Memorandum") and is duly qualified to transact business in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification (except to the extent that the failure to be so qualified would not in our view have a material adverse effect on the Company and its subsidiaries taken as a whole).

          (B)  The Company has no subsidiaries.

          (C) The Company has all materially necessary certificates, orders, permits, licenses, authorizations, consents and approvals of and from, and has made all declarations and filings with all relevant governmental authorities, all self-regulatory organizations and all relevant courts and tribunals, to own, lease, license and use its properties and assets and to conduct its business in the manner described in the Final Memorandum, and to the best of our knowledge after due inquiry has not received any notice of proceedings relating to revocation or modification of any such certificates, orders, permits, licenses, authorizations, consents or approvals, nor is the Company in violation of, or in default under, any federal, state, local, national or regional law, regulation, rule, decree, order or judgment applicable to the Company, the effect of which, singly or in the aggregate, would have a material adverse effect on the prospects, condition, financial or otherwise, or in the earnings, business or operations of the Company, except as described herein or in the Final Memorandum.

          (D) The statements in the Final Memorandum under the caption "Business -- [_______]" are accurate in all material respects and fairly summarize all matters referred to therein.

          (E) There are no restrictions (legal, contractual or otherwise) on the ability of the Company to declare and pay any dividend or make any payment or transfer of property or assets to its stockholders other than those described in the Final Memorandum and such restrictions as would not have a material adverse effect on the prospects, condition, financial or otherwise, or in the earnings, business or operations of the company and such descriptions, if any, fairly summarize such restrictions.

                                                                       EXHIBIT F

                      Form of U.S. Regulatory Counsel Opinion


     Pursuant to Section 5(e) of the Purchase Agreement, Morrison & Foerster LLP, regulatory counsel for the Company, shall furnish an opinion to the effect that:


          (A) (1) the execution and delivery of the Purchase Agreement by the Company and the consummation of the transactions contemplated thereby do not violate (i) the federal Communications Act of 1934, as amended, and the Telecommunications Act of 1996, any rules or regulations of the Federal Communications Commission ("FCC") applicable to the Company (collectively, the "Communications Act"), (ii) any state telecommunications law, rules or regulations ("State Law") applicable to the Company, and (iii) to the best of such counsel's knowledge, any decree from any court, and (2) no consent, approval, authorization or order of or filing with the FCC or any state authority overseeing telecommunications matters ("State Authority"), is necessary for the execution and delivery of the Purchase Agreement by the Company and except to the extent that the failure to obtain such consents, approvals, authorizations or orders or to make filings with, the FCC or any State Authority would not, individually or in the aggregate, have a material adverse effect on the prospects, condition (financial or otherwise) or in the earnings, business or operations of the Company and the subsidiaries listed in Schedule B to the Purchase Agreement (the "Subsidiaries") taken as a whole;

          (B) except as indicated in this paragraph B, to the best of our knowledge, (1) the Company and its Subsidiaries have made all reports and filings, and paid all fees, required by the FCC and the State Authorities, and have all certificates, orders, permits, licenses, authorizations, consents and approvals of and from, and have made all filings and registrations, with the FCC and the State Authorities necessary to own, lease, license and use its properties and assets and to conduct its respective business in the manner described in the Preliminary and Final Memorandum, except for those filings, fees, and approvals the failure to obtain or file of which would not have material adverse effect on the financial condition, or on the earnings, business, or operations of the Company and its Subsidiaries, taken as a whole; (2) has not received any notice of proceedings relating to the violation, revocation or modification of any such certificates, orders, permits, licenses, authorizations, consents or approvals, or the qualification or rejection of any such filing or registration, the effect of which, singly or in the aggregate, would have a material adverse effect on the prospects, condition, financial or otherwise, or in the earnings, business or operations of the Company, taken as a whole; and (3) neither the Company nor its Subsidiaries is in violation of, or in default under, the Communications Act or State Law, the effect of which, singly or in the aggregate, would have a material adverse effect on the prospects, condition, financial or otherwise, or in the earnings, business or operations of the Company and its Subsidiaries, taken as a whole;

          (C) to the best of such counsel's knowledge after due inquiry (i) no adverse judgment, decree or order of the FCC or any State Authority has been issued against the Company or its Subsidiaries and (ii) no litigation, proceeding, inquiry or investigation has been commenced or threatened against the Company or its Subsidiaries before or by the FCC or any State Authority which, if decided adversely to the interests of the Company or its Subsidiaries would have a material adverse effect on the Company and its Subsidiaries, taken as a whole; and

          (D) the statements in the Final Memorandum under the captions "Risk Factors - Competition," "Risk Factors - Substantial Government Regulation," "Business - Government Regulation," insofar as such statements constitute a summary of the legal matters, documents or proceedings of the FCC and State Authorities with respect to telecommunications regulation referred to therein, fairly summarize the matters referred to therein.